EXHIBIT 99.1
Regency Centers Corporation
Press Release

www.RegencyCenters.com	CONTACT: PATRICK JOHNSON
(904) 598-7422

REGENCY CENTERS ANNOUNCES CLOSING OF $250 MILLION UNSECURED TERM LOAN

Jacksonville, Fla. (November 17, 2011) -- Regency Centers Corporation (“Company”) announced today that it has closed on a $250 million unsecured term loan (“Term Loan”). The Term Loan has a five-year term and matures on December 15, 2016, but can be paid off at par any time prior to maturity. The Term Loan will be funded in January 2012.

The interest rate on the Term Loan is equal to LIBOR plus a margin that is determined in accordance with the Company's long-term unsecured debt ratings. At the time of the closing, the effective interest rate was LIBOR plus 145 basis points.

Wells Fargo Securities, LLC was Sole Lead Arranger and Bookrunner. Wells Fargo Bank, National Association, was Administrative Agent. PNC Capital Markets LLC was Syndication Agent. Regions Bank, SunTrust Bank and US Bank National Association were Documentation Agents and Bank of Tokyo - Mitsubishi UFJ, Ltd. was Senior Managing Agent. Other lenders for the new Term Loan were Bank of America, N.A., Comerica Bank, JPMorgan Chase Bank, NA., Royal Bank of Canada and Sumitomo Mitsui Banking Corporation.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At September 30, 2011, the Company owned 367 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 49.8 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 205 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.
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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.